Exhibit 99.1

Community Bankers Trust Corporation Announces

Repayment of Outstanding TARP Preferred Stock

April 23, 2014 (Richmond, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB), the holding company for Essex Bank, announced today that it has repaid its outstanding TARP preferred stock investment from the United States Department of the Treasury. To effect this repayment, on April 23, 2014, the Company repurchased all 10,680 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, that were outstanding prior to the repayment.

The Company announced that it also will notify Treasury that it intends to redeem the warrant associated with the TARP preferred stock investment. The Treasury holds a warrant to purchase 780,000 shares of the Company’s common stock at an exercise price of $3.40, which it acquired in December 2008.

The Company funded the repurchase of the TARP preferred stock, and will fund the redemption of the associated warrant, through a term loan with SunTrust Bank. The loan, which has a maturity date of April 21, 2017, requires that the Company make quarterly payments of 7.5% of the initial outstanding principal during a six-quarter period beginning with the quarter ending December 31, 2014, quarterly payments of 10% of the initial outstanding principal during the subsequent four-quarter period and the remaining principal amount at maturity. The interest rate on the loan is LIBOR plus 3.5%. The Company will fund payments on the loan through the earnings of its banking subsidiary.

The form of the repurchase was a redemption under the terms of the TARP preferred stock. The Company paid the Treasury $10,861,560, which represented 100% of the par value of the preferred stock repurchased plus accrued dividends with respect to such shares.

The transactions will result in total expected after-tax savings of at least $750,000, based on the Company’s prior projections on the repayment of the TARP investment through operating earnings. Prior to the redemption, the TARP preferred stock accrued dividends, paid on an after-tax basis, on a quarterly basis at a rate of 9% per year since February 2014. Interest payments to SunTrust, which will be made prior to giving effect to taxes, will be paid on the initial outstanding principal at the rate of LIBOR plus 3.5%, resulting in a current rate of 3.73%. In addition, the redemption of the TARP investment will have no immediate negative impact on the Bank’s capital levels, and the Company’s risk-based capital ratios will all remain above the “well capitalized” regulatory thresholds.

Rex L. Smith, III, the Company’s President and Chief Executive Officer, stated, “As I have said all along, our plan has been to repay the TARP funds as soon as we could and without any dilution to our shareholders. We have now done that. We are excited with the steps that we have taken this week, as it removes the last remnant of our turnaround period. While we recognize that we are replacing one form of indebtedness with another one, the savings from these steps is significant. It is also confirmation from our regulators and our lender of the confidence in our on-going positive operating performance and strong capital position, both of which contribute to viable long-term strategies and prospects.”

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 21 full-service offices, 14 of which are in Virginia and seven of which are in Maryland. The Bank also operates two loan production offices in Virginia. The Bank opened a new branch office in Annapolis, Maryland on March 25, 2014 and a branch office at its new headquarters in Richmond, Virginia on April 7, 2014.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999